Exhibit 4.9

GENIUS SPORTS LIMITED

RESTRICTED SHARE NOTICE

(2021 RESTRICTED SHARE PLAN)

[Genius Sports Limited (the “Company”), pursuant to its 2021 Restricted Share Plan (the “Plan”), hereby grants to the individual whose name is set forth below (the “Participant”) the number of restricted Ordinary Shares set forth below (the “Restricted Shares” or “Award”)]1/[Genius Sports Limited (the “Company”) and the individual whose name is set forth below (the “Participant”) hereby agree that the number of Ordinary Shares set forth below, and which shall be held by the Participant on the Closing Date, shall constitute “Restricted Shares” and the Participant’s “Award”]2.

The Award is subject to all of the terms and conditions set forth in this Restricted Share Notice (this “Restricted Share Notice”) and in the Restricted Share Agreement (attached hereto as Attachment I) and the Plan, both of which are incorporated herein in their entirety.

Capitalized terms not otherwise defined herein but defined in the Plan or the Restricted Share Agreement will have the same meaning as in the Plan or the Restricted Share Agreement (and, if defined in both, shall have the meaning given in the Plan to the extent of any inconsistency). If there is any conflict between the terms in this Restricted Share Notice and the Plan, the terms of the Plan will prevail.

Grant Details3

Name of the Participant:
Date of [Grant] / [Acquisition]:[4]
Vesting Commencement Date:	[September 8, 2021	][5]
Closing Date:[6]
Total Number of Restricted Shares:

[1]	Note to Draft: To be used in instances where Participants are acquiring the relevant Restricted Shares from a Holding Vehicle or another Participant pursuant to the Plan.
[2]	Note to Draft: To be used in instances where Participants already hold the relevant Restricted Shares.
[3]

Note to Draft: Form of table included in this template agreement only reflects the grant and vesting terms applicable to Restricted Shares issued pursuant to the Pre-Closing Reorganization; if applicable, to be revised to reflect the grant and vesting terms that apply to Participants who acquire the relevant Restricted Shares from a Holding Vehicle or another Participant (i.e. a leaver) at a later date pursuant to the Plan.

[4]

Note to Draft: In respect of Restricted Shares issued pursuant to the Pre-Closing Reorganization, this shall be the date of closing of Business Combination. “Date of Acquisition” to be used in respect of Restricted Shares issued pursuant to the Pre-Closing Reorganization; “Date of Grant” to be used in respect of Restricted Shares issued or allocated after closing of the Business Combination.

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Note to Draft: 8 September 2021 to be used in respect of Restricted Shares issued pursuant to the Pre-Closing Reorganization; if Restricted Shares are acquired from a Holding Vehicle or another Participant (i.e. a leaver) at a later date pursuant to the Plan, this should be the date of such acquisition.

[6]	Note to Draft: Date of closing of Business Combination.

—Number of Time-Vesting Restricted Shares:*[7] * The Time-Vesting Restricted Shares are allocated as set forth below.

— Delayed Acceleration Restricted Shares[8] (if applicable)

— Delayed Acceleration Date[9] (if applicable)

— Tranche [●] Time-Vesting Restricted Shares[10]

— Tranche [●] Vesting Rate[11]

each of the foregoing Tranches of Time-Vesting Restricted Shares, a “Tranche,”, and each of the foregoing Tranche Vesting Rates, the “Applicable Tranche Vesting Rate”

—Number of Performance-Vesting Restricted Shares:[12]

[7]	Note to Draft: In respect of Restricted Shares issued pursuant to the Pre-Closing Reorganization, this shall be the number of Restricted Shares issued in respect of unvested B Shares or C Shares.
[8]

Note to Draft: Only relevant for those Tier 2 Managers who were issued a tranche of C Shares less than one year prior to 7 March 2021. Number of Restricted Shares issued in respect of unvested C Shares that would have vested on the first anniversary of their issuance, plus 12.5% accelerated vesting. Will need to be broken out for any individual who holds more than 1 tranche of C Shares issued less than one year prior to 7 March 2021.

[9]

Note to Draft: Only relevant for those Tier 2 Managers who were issued a tranche of C Shares less than one year prior to 7 March 2021. Date included here to be the anniversary of the date on which such tranche was issued. Will need to be broken out for any individual who holds more than 1 tranche of C Shares issued less than one year prior to 7 March 2021.

[10]

Note to Draft: In respect of Restricted Shares issued pursuant to the Pre-Closing Reorganization, this shall be repeated for each tranche of B, C, C1 or C2 Ordinary Shares held by the relevant Participant with a different issue date.

[11]

Note to Draft: In respect of Restricted Shares issued pursuant to the Pre-Closing Reorganization, the Tranche [●] Vesting Rate represents the proportion of the Tranche [●] Time-Vesting Restricted Shares that vests every 3 months after the Vesting Commencement Date, and results in the continued vesting of 6.25% of each tranche of B Ordinary Shares and/or C, C1 and C2 Ordinary Shares held prior to closing (i.e. it ensures that the number of Tranche [●] Time-Vesting Restricted Shares vesting each 3 month period is equivalent (accounting for the pre-closing reorganisation) to the number of shares held in Maven Topco Limited that would have otherwise vested over a 3 month period).

[12]	Note to Draft: This shall be the number of Restricted Shares issued in respect of unvested D Shares pursuant to the Pre-Closing Reorganization.

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Vesting Terms and Conditions:13

The Restricted Shares are subject to the following terms and conditions, and, for the avoidance of doubt, the Participant cannot and will not vest in more than 100% of the total number of Restricted Shares held or granted pursuant to this Award.

[Delayed Acceleration Restricted Shares: Subject to the Participant’s Termination Date not having occurred on or prior to the Delayed Acceleration Date, the Delayed Acceleration Restricted Shares shall vest and become unrestricted with immediate effect on the Delayed Acceleration Date.]14

Time-Vesting Restricted Shares: Subject to the Participant’s Termination Date not having occurred on or prior to the applicable vesting date, a number of the Participant’s Time-Vesting Restricted Shares will vest at the end of each completed three (3)-month period following the Vesting Commencement Date (provided always that no more than 100% of the Participant’s Time-Vesting Restricted Shares held or granted pursuant to this Award will be entitled to vest), determined by multiplying, for each Tranche of Time-Vesting Restricted Shares held by the Participant pursuant to this Award:

(i) the total number of Time-Vesting Restricted Shares comprising such Tranche; by

(ii) the Applicable Tranche Vesting Rate.

Performance-Vesting Restricted Shares: Subject to the Participant’s Termination Date not having occurred on or prior to the applicable vesting date, the Performance-Vesting Restricted Shares held or granted pursuant to this Award will vest as follows:

1.

if the Returns Hurdle (as defined below) is satisfied on the first anniversary of the Closing Date (the “First Anniversary”), 41.67% of the total number of Performance-Vesting Restricted Shares held or granted pursuant to this Award as at the Date of Acquisition (rounded down to the nearest whole Ordinary Share) will vest (the “Tranche I Shares”); provided, that, if the Returns Hurdle is not satisfied on the First Anniversary, the Tranche I Shares will remain outstanding and eligible to vest until the second anniversary of the Closing Date (the “Second Anniversary”) and will vest if, any only if, the Returns Hurdle is satisfied on any given day after the First Anniversary up to (and including) the Second Anniversary. For the avoidance of doubt, if the Returns Hurdle is not satisfied on or before the Second Anniversary, all of the Tranche I Shares will be forfeited immediately, and Section 5(d) of the Plan shall apply in respect of all such Tranche I Shares;

2.

if the Returns Hurdle is satisfied on the Second Anniversary, 41.67% of the total number of Performance-Vesting Restricted Shares held or granted pursuant to this Award as at the Date of Acquisition (rounded down to the nearest whole Ordinary Share) will vest (the “Tranche II Shares”); provided, that, if the Returns Hurdle is not satisfied on the Second Anniversary, the Tranche II Shares will remain outstanding and eligible to vest until the third anniversary of the Closing Date (the “Third Anniversary”) and will vest if, any only if, the Returns Hurdle is satisfied on any given day after the Second Anniversary up to (and including) the Third Anniversary. For the avoidance of doubt, if the Returns Hurdle is not satisfied on or before the Third Anniversary, all of the Tranche II Shares will be forfeited immediately, and Section 5(d) of the Plan shall apply in respect of all such Tranche II Shares; and

[13]

Note to Draft: Vesting terms included in this template agreement only reflect the vesting terms applicable to Restricted Shares issued pursuant to the Pre-Closing Reorganization; if applicable, to be revised to reflect the vesting terms that apply to a Participant who acquires the relevant Restricted Shares from a Holding Vehicle or another Participant (i.e. a leaver) at a later date pursuant to the Plan.

[14]	Note to Draft: Only relevant for those Tier 2 Managers who were issued a tranche of C Shares less than one year prior to 7 March 2021.

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3.

if the Returns Hurdle is satisfied on the Third Anniversary, 16.66% of the total number of Performance-Vesting Restricted Shares held or granted pursuant to this Award (rounded down to the nearest whole Ordinary Share) as at the Date of Acquisition will vest (the “Tranche III Shares”); provided, that, if the Returns Hurdle is not satisfied on the Third Anniversary, the Tranche III Shares will remain outstanding and eligible to vest until the fourth anniversary of the Closing Date (the “Fourth Anniversary”) and will vest if, any only if, the Returns Hurdle is satisfied on any given day after the Third Anniversary up to (and including) the Fourth Anniversary. For the avoidance of doubt, if the Returns Hurdle is not satisfied on or before the Fourth Anniversary, all of the Tranche III Shares will be forfeited immediately, and Section 5(d) of the Plan shall apply in respect of all such Tranche III Shares.

For purposes of this Restricted Share Notice, “Returns Hurdle” means the per share trading price of an Ordinary Share equaling or exceeding $10 (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like after the Date of Acquisition]) for any twenty (20) trading days within any consecutive thirty (30)-trading day period (measured on a volume weighted average price basis) immediately preceding the relevant date of determination.

Accelerated Vesting: Notwithstanding anything to the contrary in the foregoing, but provided always that the Participant’s Termination Date has not occurred at or prior to the relevant time: (a) 100% of any then-unvested Time-Vesting Restricted Shares held by the Participant will automatically and immediately vest and become unrestricted Ordinary Shares upon the completion of a Change in Control if, and only if, the consideration payable in respect of such Change in Control is in the form of cash and/or freely tradeable and marketable shares of a publicly listed company with a market capitalization of at least $10,000,000,000 as of the date of completion of such Change in Control (a “Qualifying Change in Control”); and (b) if, and only if, the per share price of an Ordinary Share payable pursuant to, or implied by, a Qualifying Change in Control (as determined by the Committee in good faith) equals or exceeds $10 (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like after the Date of Acquisition), then 100% of any then-unvested Performance-Vesting Restricted Shares held by the Participant will automatically and immediately vest and become unrestricted Ordinary Shares upon the completion of the Qualifying Change in Control.

Additional Terms/Acknowledgements: Participant acknowledges receipt of, and understands and agrees to, this Restricted Share Notice, the Restricted Share Agreement and the Plan. Participant acknowledges and agrees that this Restricted Share Notice and the Restricted Share Agreement may not be modified, amended or revised except as provided in the Plan. Participant further acknowledges that, as of the Date of [Grant / Acquisition], this Restricted Share Notice, the Restricted Share Agreement and the Plan set forth the entire agreement and understanding between Participant and the Company regarding the Restricted Shares held or granted pursuant to the Award specified above and supersede all prior oral and written agreements, promises and/or representations on that subject, with the exception of any clawback or other compensation recovery policy that is adopted by the Company to the extent that the Company is required by applicable

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law to adopt such policy. By accepting this Award, Participant consents to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

[Signature pages follow]

ATTACHMENTS: Restricted Share Agreement

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GENIUS SPORTS LIMITED

By:

Signature

Title:

Date:

[Signature Page - Restricted Share Agreement]

PARTICIPANT:

Signature

Name:

Date:

[Signature Page - Restricted Share Agreement]

ATTACHMENT I

GENIUS SPORTS LIMITED

2021 RESTRICTED SHARE PLAN

RESTRICTED SHARE AGREEMENT

Pursuant to the Restricted Share Notice (the “Restricted Share Notice”) and this Restricted Share Agreement (this “Agreement”), [Genius Sports Limited (the “Company”) has granted you under its]15/[you hold, under the Genius Sports Limited (the “Company”)]16, under its 2021 Restricted Share Plan (the “Plan”), the number of Restricted Shares indicated in the Restricted Share Notice. Capitalized terms not explicitly defined in this Agreement or in the Restricted Share Notice but defined in the Plan or the Restricted Share Notice will have the same meaning as in the Plan or the Restricted Share Notice (and, if defined in both, shall have the meaning given in the Plan to the extent of any inconsistency).

If there is any conflict between the terms in this Agreement and the Plan, the terms of the Plan will prevail to the extent of any inconsistency. The details of your award of Restricted Shares (this or your “Award”), in addition to those set forth in the Restricted Share Notice and the Plan, are as follows:

1.    [Grant / Acquisition] of the Award. [This Award was granted in consideration of your services to the Group.] 17 / [You acquired the Restricted Shares in consideration for the exchange of Original Topco Shares in the Pre-Closing Reorganization] 18

2.    Vesting. Subject to the limitations contained herein, the Restricted Shares comprising your Award will vest as provided in your Restricted Share Notice. Vesting will cease with immediate effect upon your Termination Date.

3.    Leaver Provisions. The provisions of Sections 5(c) and 5(d) of the Plan, together with each other applicable provision of the Plan, this Agreement and the applicable Restricted Share Notice, shall apply to your unvested Restricted Shares from your Termination Date.

4.    Number of Shares. The number of Restricted Shares comprising your Award may be adjusted from time to time for capitalization adjustments, as provided in the Plan. Any additional Restricted Shares, cash or other property that become subject to the Award pursuant to this Section 4, if any, will be subject, in a manner determined by the Committee, to the same forfeiture and repurchase provisions, restrictions on transferability, vesting provisions and time

[15]	Note to Draft: To be used in instances where Participants are acquiring the relevant Restricted Shares from a Holding Vehicle or another Participant pursuant to the Plan.
[16]	Note to Draft: To be used in instances where Participants already hold the relevant Restricted Shares.
[17]	Note to Draft: To be used in instances where Participants are acquiring the relevant Restricted Shares from a Holding Vehicle or another Participant pursuant to the Plan.
[18]	Note to Draft: To be used in instances where Participants already hold the relevant Restricted Shares.

and manner of delivery as applicable to the other Restricted Shares comprising your Award. Notwithstanding the provisions of this Section 4, no fractional Ordinary Shares or rights for fractional Ordinary Shares shall be created pursuant to this Section 4. Any fraction of an Ordinary Share will be rounded down to the nearest whole Ordinary Share.

5.    Transfer Restrictions. Prior to the time that the Restricted Shares vest, you may not transfer this Award or any of the unvested Restricted Shares or any interest in any of them (whether legal, beneficial, contractual or otherwise), unless otherwise set out in the Plan.

6.    Dividends. Cash dividends, share dividends and/or distributions, if any, with respect to the Restricted Shares will be withheld by the Company for your account and will be subject to forfeiture to the same degree as the Restricted Shares to which such dividends and/or distributions relate. In the event that you are subject to any tax or social security contributions (whether federal, state, local, foreign or otherwise) (a “Tax Liability”) in respect of a dividend or distribution paid on a Restricted Share but withheld by the Company, the Company shall release an amount of such dividend or distribution to you sufficient to enable you to discharge such Tax Liability (and for the avoidance of doubt such amounts shall not be subject to later forfeiture or repayment). No interest will accrue or be paid on the amount of any cash dividends and/or distributions withheld.

7.    Restrictive Legends. The Restricted Shares issued under your Award will be endorsed with appropriate legends, if applicable, as determined by the Company.

8.    Award Not a Service Contract. This Agreement is not an employment or service contract, and nothing in this Agreement will be deemed to create in any way whatsoever any obligation on your part to continue in the employ or service of the Company or an Affiliate, or of the Company or an Affiliate to continue your employment or service.

9.    Withholding Obligations.

(a)    On or before the time the Restricted Shares comprising your Award vest, and at any other time as reasonably requested by the Company, you hereby authorize any withholding from the unrestricted Ordinary Shares to be released to you and/or otherwise agree to make adequate provision in cash for any sums required to satisfy any federal, state, local and foreign taxes and social security contributions which are required to be withheld or for which the Company, any Group Company or any Affiliate of either of them is liable or is required to account for in connection with your Award (the “Participant Taxes”), in each case, to the extent permitted by law. Additionally, the Company or any Affiliate may, in its sole discretion, satisfy all or any portion of the Participant Taxes by any of the following means or by a combination of such means: (i) withholding from any amounts otherwise payable to you by the Company or any other Group Company or relevant Affiliate; (ii) requiring you to tender a cash payment; (iii) permitting or requiring you to enter into a “same day sale” commitment, whereby the Participant Taxes may be satisfied with a portion of the unrestricted Ordinary Shares to be released, by delivery of an irrevocable direction to a securities broker (on a form prescribed by the Committee) to sell a portion of the unrestricted Ordinary Shares and to deliver all or part of the sale proceeds to the Company and/or its Affiliates in payment of the amount necessary to satisfy the Participant Taxes; (iv) withholding unrestricted Ordinary Shares otherwise to be released to you in connection with the Award with a Fair Market Value (measured as of the date of vesting) equal to the amount of the Participant Taxes; provided, that to the extent necessary to qualify for an exemption from application of Section 16(b) of the Exchange Act, if applicable, such share withholding procedure will be subject to the express prior approval of the Committee; or (v) such other arrangements as are satisfactory to the Committee.

(b)    Unless the Participant Taxes are satisfied, the Company will have no obligation to release to you any unrestricted Ordinary Shares.

(c)    In the event the Company’s obligation to withhold arises prior to the release of unrestricted Ordinary Shares to you or it is determined after the delivery of unrestricted Ordinary Shares to you that the amount of the Company’s withholding obligations was greater than the amount withheld by the Company, you agree to indemnify and hold the Company harmless from any failure by the Company to withhold the proper amount.

10.    Tax Consequences. You hereby agree that the Company does not have a duty to design or administer the Plan or its other compensation programs in a manner that minimizes your tax liabilities. Save as set out in Section 6 above (or where equivalent provisions apply in the Plan), you will not make any claim against the Company, or any of its officers, directors, employees or Affiliates, related to tax liabilities arising from your Award or your other compensation.

11.    Notices. Any notices provided for in your Award or the Plan will be given in writing (including electronically) and will be deemed effectively given upon receipt or, in the case of notices delivered by mail by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company. The Company may, in its sole discretion, decide to deliver any documents related to participation in the Plan and this Award by electronic means or to request your consent to participate in the Plan by electronic means. By accepting this Award, you consent to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

12.    Governing Plan Document. Your Award is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your Award, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. If there is any conflict between the provisions of your Award and those of the Plan, the provisions of the Plan will control. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE. ANY DISPUTE, CONTROVERSY OR CLAIM BETWEEN YOU AND THE COMPANY ARISING OUT OF OR RELATED TO THIS AGREEMENT SHALL BE RESOLVED BY ARBITRATION IN ACCORDANCE WITH THE PROVISIONS RELATING TO ARBITRATION SET FORTH IN THE PLAN.

13.    Clawback/Recoupment Policy. Your Award is subject to recoupment in accordance with The Dodd-Frank Wall Street Reform and Consumer Protection Act and any implementing regulations thereunder and any compensation recovery policy otherwise required by applicable law.

14.    Other Documents. You hereby acknowledge receipt of and the right to receive a document providing the information required by Rule 428(b)(1) promulgated under the Securities Act, which includes the Plan prospectus.

15.    Effect on Other Employee Benefit Plans. The value of this Award will not be included as compensation, earnings, salaries or other similar terms used when calculating your benefits under any employee benefit plan sponsored by the Company or any Affiliate, except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify or terminate any of the Company’s or any Affiliate’s employee benefit plans.

16.    Severability. If all or any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

17.    Data Privacy. You acknowledge that the Company, each other Group Company and each of their Affiliates will, from time to time, process, collect, use and transfer, in electronic or other form, personal data relating to you, as described in Section 15(e) of the Plan (such Section 15(e) of the Plan is incorporated herein by reference and made a part hereof) by and among, as applicable, the Company, each other Group Company and each of their Affiliates, third-party administrator(s) and other possible recipients for the purpose (amongst others) of implementing, administering and managing the Plan and Awards and your participation in the Plan, for compliance with applicable procedures, laws and regulations, and for other legitimate purposes. You acknowledge and understand that Data may be transferred to third parties, which will assist the Company with the implementation, administration and management of the Plan. You acknowledge that you have read and understood the privacy information set out in Section 15(e) of the Plan.

18.    Power of Attorney. Upon entry into this Agreement, you, to the maximum extent not prohibited by applicable law, do hereby constitute, appoint and grant to the Company (and each of its directors from time to time, acting severally and/or jointly) full power to act without others, as your true and lawful representative, agent and attorney-in-fact, in your name, place and stead, to make, execute or sign, acknowledge, swear to, verify, deliver, record, file and/or publish, as applicable, such actions, documents, deeds, agreements or instruments as may be required under the laws of Guernsey, the State of Delaware or any other jurisdiction or otherwise to give effect to your obligations pursuant to the Plan and/or this Agreement and/or any document expressly or implicitly and directly or indirectly contemplated in either of them (including executing and delivering any documents necessary to effect the transfer of your Restricted Shares pursuant to Sections 5(c) and 5(d) of the Plan). You hereby empower each agent and attorney-in-fact acting pursuant hereto to determine in its sole discretion the time when, purpose for and manner in which any power herein conferred upon it shall be exercised, and the conditions, provisions and covenants of any instruments or documents that may be executed by it pursuant hereto. The agency and powers of attorney granted herein shall be unconditional and irrevocable, and shall survive your death, incompetency, incapacity, disability, insolvency or dissolution (regardless of whether the Company or any other person has notice thereof). You hereby agree to execute such other documents as the Company (or any of its directors from time to time, acting severally and/or jointly) may reasonably request in order to effect the intention and purposes of the agency and power of attorney contemplated by this Section 18. You hereby approve, authorize and ratify everything which the Company or any each of its directors from time to time, acting severally and/or jointly, shall lawfully do or purport to do pursuant to this Section 18.

19.    Miscellaneous.

(a)    The rights and obligations of the Company under your Award will be transferable to, and all covenants and agreements hereunder will inure to the benefit of, and be enforceable by, the Company’s successors and assigns.

(b)    You agree upon request to execute any further documents or instruments necessary or desirable in the sole reasonable determination of the Company to carry out the purposes or intent of your Award.

(c)    You acknowledge and agree that you have reviewed your Award in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting your Award and fully understand all provisions of your Award.

(d)    This Agreement will be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(e)    All obligations of the Company under the Plan and this Agreement will be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business and/or assets of the Company.

*        *        *

This Restricted Share Agreement will be deemed to be signed by you upon the signing by you of the Restricted Share Notice to which it is attached.

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